Consent of Independent Registered Public Accounting Firm

The Board of Directors
BNY Mellon Alcentra Global Multi-Strategy Credit Fund, Inc.:

We consent to the use of our report, dated June 7, 2019, with respect to the statement of assets and liabilities of BNY Mellon Alcentra Global Multi-Strategy Credit Fund, Inc. as of May 31, 2019, included herein, and to the references to our firm under the heading “Legal Opinions and Independent Registered Public Accounting Firm” in the Prospectus and under the heading “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

New York, New York
June 12, 2019